Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

Winchester, Virginia (November 29, 2005) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the second quarter ended October 31, 2005.

Net sales increased 8% from the prior year to $214,535,000. The increase in sales was experienced in both the remodeling and new construction sectors due to higher unit volume and an improvement in mix. The Company had previously issued forward guidance that anticipated net sales growth of 8% to 12%. The Company’s previous sales outlook was based on the expectation of stronger seasonal demand in the remodeling and new construction sectors than was actually experienced. The Company believes that reduced consumer confidence and a lingering impact from transportation issues experienced earlier in the year, in certain geographic regions, were the primary reasons sales were at the lower end of previous guidance.

Net income for the quarter was $6,172,000, or $0.37 per diluted share, compared with net income of $11,355,000, or $0.67 per diluted share, in the prior year.  Net income was below the Company’s previous forward guidance of $0.50 to $0.60 per diluted share.

Gross profit was 15.7% of sales, down from 21.4% in the previous year. The deterioration in gross profit was the result of the continued rise in transportation expense combined with inefficiencies in labor and overhead costs. Transportation expense increased due to higher fuel costs, inflation in rate structures due to an overall lack of carrier capacity and additional cost from switching selected carriers to improve customer service. Labor and manufacturing overhead costs rose as a percentage of sales as actual sales volumes were at the low end of the Company’s expectation, creating inefficiencies in production due to excess capacity. In addition, manufacturing overhead costs reflected the addition of two new manufacturing facilities in the third quarter of the last fiscal year.

Selling, general and administrative costs decreased to 11.1% of net sales from 12.1% the previous year due to the impact of cost management efforts and lower costs related to the Company’s pay-for-performance employee incentive plans.

Reflecting upon the Company’s performance, Chairman and CEO Jake Gosa commented, “We are disappointed with these operating results.  Accordingly, we have performed a detail analysis of our operating margins and identified several operational and strategic initiatives to improve our performance and focus the Company on margin improvement. Operating iniatives, including the adjustment of spending and staffing levels, are being implemented as we begin the third fiscal quarter. In addition, the Company is working with certain customers to either improve margins or transition their business to other suppliers. As these transitions occur over the next several fiscal quarters, the Company will support our strategic customers and minimize the potential adverse impacts.”

Looking forward to the third fiscal quarter of 2006, the Company expects reduced rates of growth in the new construction and remodeling markets due to the lower production outlooks announced by several national home builders, uncertain consumer confidence and the potential for increased interest rates. In addition, the Company anticipates the transition of low margin business will commence during the third quarter. As a result, the Company currently expects fiscal third quarter net sales to increase between 0% and 4% over the same period of the prior year. Exclusive of the transition impact, the Company expects sales to increase between 4% and 8% over the prior year. The Company believes that continued operational improvements will be realized during the third quarter. However, the Company expects these improvements will be more than offset by the impact of additional inefficiences caused by unused manufacturing capacity. Overall, the Company currently believes net income for the third quarter of 2006 will be in the range of $0.20 to $0.30 per diluted share versus $0.42 in fiscal 2005.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2005	2004	2005	2004
Net Sales	$214,535	$199,149	$430,099	$386,683
Cost of Sales & Distribution	180,808	156,479	359,482	305,143

Gross Profit	33,727	42,670	70,617	81,540
Sales & Marketing Expense	18,115	16,405	35,928	32,531
G&A Expense	5,709	7,623	12,635	14,509

Operating Income	9,903	18,642	22,054	34,500
Interest & Other (Income) Expense	(52)	28	(61)	(18)
Income Tax Expense	3,783	7,259	8,488	13,462

Net Income	$6,172	$11,355	$13,627	$21,056

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,793,367	16,918,556	16,758,552	16,849,175
Earnings Per Diluted Share	$0.37	$0.67	$0.81	$1.25

Balance Sheet

	October 31 2005	April 30 2005
Cash & Cash Equivalents	$37,876	$24,406
Customer Receivables	45,512	52,877
Inventories	70,648	65,213
Other Current Assets	16,696	14,158

Total Current Assets	170,732	156,654
Property, Plant & Equipment	183,534	185,513
Other Assets	19,691	19,001

Total Assets	$373,957	$361,168

Current Portion – Long-Term Debt	$1,068	$1,046
Accounts Payable & Accrued Expenses	81,019	81,496

Total Current Liabilities	82,087	82,542
Long-Term Debt	28,779	29,217
Other Liabilities	33,223	34,218

Total Liabilities	144,089	145,977
Stockholders’ Equity	229,868	215,191

Total Liabilities & Stockholders’ Equity	$373,957	$361,168